                                                File No. 33-61131
                                                Rule 424(b)(2)


PRICING SUPPLEMENT NO. 1 Dated January 17, 1996

(To Prospectus Dated August 18, 1995)

                THE NARRAGANSETT ELECTRIC COMPANY
          (A SUBSIDIARY OF NEW ENGLAND ELECTRIC SYSTEM)

                    SECURED MEDIUM-TERM NOTES
                 (First Mortgage Bonds, Series W)
                            Issue 96-1


Interest Rate:        7.24%

Maturity Date:        January 19, 2026

Principal Amount:     $2,000,000

Acceptance Date:      January 16, 1996

Original Issue Date:  January 19, 1996

Form of Delivery:     Book-entry only

Depositary:           The Depository Trust Company
                      55 Water Street
                      New York, New York

Issue:                96-1

Original Issue
Discount New Bond:    No

Price of New Bonds:


                     Initial
                     Price to      Underwriting    Proceeds to
                     Public         Discounts        Company
                    -----------    ------------    -----------

     Per New Bond     100.00%         0.750%         99.250%
     Total          $2,000,000       $15,000       $1,985,000


                      REDEMPTION PROVISIONS

   The New Bonds will not be redeemable prior to January 19, 2006.
Thereafter the New Bonds will be redeemable at the option of the Company, as a whole or in part, at any time prior to maturity, whether or not on an interest payment date, on at least 30 days' notice, given as provided in the Indenture, at the following general redemption prices expressed as percentages of the principal amount. The New Bonds will also be redeemable, on like notice, through the application of improvement fund, insurance, eminent domain, or other moneys held by the Trustee, at the following special redemption prices similarly expressed, together in each case with accrued and unpaid interest to the redemption date.

                        REDEMPTION PRICES

   If redeemed at any time in the respective twelve months' period beginning January 19 in each of the following years:

                          GENERAL        SPECIAL
                         REDEMPTION     REDEMPTION
        YEAR              PRICES         PRICES
        ----             ----------     ----------

        2006                        103.62%             100.00%
        2007                        103.26%             100.00%
        2008                        102.90%             100.00%
        2009                        102.53%             100.00%
        2010                        102.17%             100.00%
        2011                        101.81%             100.00%
        2012                        101.45%             100.00%
        2013                        101.09%             100.00%
        2014                        100.72%             100.00%
        2015                        100.36%             100.00%
        2016                        100.00%             100.00%
        2017                        100.00%             100.00%
        2018                        100.00%             100.00%
        2019                        100.00%             100.00%
        2020                        100.00%             100.00%
        2021                        100.00%             100.00%
        2022                        100.00%             100.00%
        2023                        100.00%             100.00%
        2024                        100.00%             100.00%
        2025                        100.00%             100.00%

If this New Bond is called in whole or in part, and if provision has been duly made for notice of such call and for payment as required in the Indenture, thereafter this New Bond, or such called part of the principal amount hereof, shall cease to be secured by the lien of the Indenture, no interest shall accrue on this New Bond or such called part hereof on and after the date fixed for redemption, and the Company after said date fixed for redemption shall be under no further liability in respect of the principal of or premium, if any, or interest on this New Bond or such called part hereof (except as expressly provided in the Indenture); and if less than the whole principal amount hereof shall be so called, the registered owner hereof shall be entitled, in addition to the sums payable on account of the part called, to receive, without expense to such owner, on surrender of this New Bond duly endorsed or accompanied by a duly executed instrument of transfer, one or more Secured Medium-Term Notes (First Mortgage Bonds - Series W, Issue 96-1) for an aggregate principal amount equal to that part of the principal amount hereof not then called and paid.

                  DISTRIBUTION OF THE NEW BONDS

  The New Bonds were sold to CS First Boston Corporation as Principal in connection with the offering of the New Bonds described in this Pricing Supplement.